Section 2: EX-99.1

Press Release

Contact:
Barbara M. Conley
Senior Vice President and General Counsel
First Business Financial Services, Inc.
608-232-5902
bconley@firstbusiness.com

First Business Financial Services, Inc. set to join Russell Microcap Index

MADISON, WI –June 22, 2011 – First Business Financial Services, Inc. (NASDAQ: FBIZ) will join the Russell Microcap® Index when Russell Investments reconstitutes its family of U.S. indexes on June 24, 2011 according to a preliminary list of additions posted on www.russell.com/indexes.

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Corey Chambas, President and CEO commented, “We are excited to be included in the Russell index. This will create additional exposure for First Business which we believe is very positive for our company.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.9 trillion in institutional assets currently are benchmarked to them.

Annual reconstitution of Russell Indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000® Index and Russell Microcap. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

More information on the Russell Microcap and other Russell Indexes, including daily returns, is available at http://www.russell.com/Indexes/data/default.asp.

About Russell
Russell Investments provides strategic advice, world-class implementation, state-of-the-art performance benchmarks and a range of institutional-quality investment products. Russell has more than $161 billion in assets under management as of March 31 2011, and serves individual, institutional and advisor clients in more than 35 countries. Founded in 1936, Russell is a subsidiary of The Northwestern Mutual Life Insurance Company.

About First Business Financial Services, Inc.
First Business Financial Services (Nasdaq:FBIZ) is a $1.1 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the 3rd largest Wisconsin-based commercial bank holding company listed on NASDAQ or NYSE. Its companies include: First Business Bank — Madison; First Business Bank — Milwaukee; First Business Bank — Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

The First Business Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2667

# # #